Exhibit 99.1

April 28, 2008

Dear Golden Oval Unitholder:

As part of the Company’s on-going efforts to maximize unitholder value, the Board has recently been analyzing the Company, the egg industry and Golden Oval’s opportunities and prospects within that industry.  Your Board of Managers is currently considering a variety of strategic alternatives for our business.  Golden Oval has not entered into any definitive agreements with respect to any of the strategic alternatives and there can be no assurance that Golden Oval will elect to pursue any particular opportunity or alternative.  As a result, it is not possible for Golden Oval to disclose at this time any detailed information regarding the alternatives under consideration.  Such disclosure can be made only when, and if, Golden Oval elects to pursue a particular alternative and is able to enter into a suitable agreement regarding any such alternative.

In light of that uncertainty, we do not believe it is appropriate for the Board of Managers to approve transfers of Golden Oval units until it is possible to provide Golden Oval’s unitholders with basic information regarding any strategic alternative that may be pursued.  Consequently, pursuant to its discretion under the Golden Oval limited liability company agreement that governs transfers of units, the Board of Managers has suspended the approval of any transfers of Golden Oval units until such time as it is possible to provide basic disclosure to the unitholders.  Only when a strategic alternative has been selected by the Board of Managers and Golden Oval’s members have been provided with necessary information regarding any such alternative will the Board of Managers resume the process of approving transfers of Golden Oval units. As the Board of Managers continues its analysis and deliberations, we will do our best to provide more detailed information when and if decisions are made with respect to the options being considered.

We thank you for your continuing support of your company, Golden Oval Eggs, LLC.

Sincerely,

The Board of Managers
Golden Oval Eggs, LLC

1800 Park Avenue East • P.O. Box 615 • Renville, Minnesota  56284

Phone: 320-329-8182 • Fax: 320-329-8136

Website: www.goldenovaleggs.com